EXHIBIT 10.33

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

Kody Newland

This First Amendment to Employment Agreement (the “Amendment”) by and between NutraCea, a California corporation (the “NutraCea”) and Kody Newland (the “Employee’), entered into February 27, 2006 (the “Agreement”), is made and effective as of the 8th day of January 2008. Capitalized terms not specifically defined hereunder shall have the meanings assigned to them under the Agreement.

1. Term. Section 3.1 of the Agreement is hereby amended to provide an extended term of two years, beginning February 28, 2008, and ending February 27, 2010. Section 3.1 of the Agreement is replaced, amended and restated to read in its entirety as follows:

“3.1 Term and Termination. Unless earlier terminated for Cause (as defined below), Nutracea employs the Employee under the terms of this Agreement for a term continuing from the date of this Amendment through the end of business on February 27, 2010. The term may be further extended by mutual agreement of the parties on a month to month basis.”

2. Automobile Expense. Section 4.5 of the Agreement is hereby amended to increase the automobile allowance provided to Employee to $850 per month. Section 4.5 of the Agreement is replaced, amended, and restated to read in its entirety as follows:

“4.5 Car Allowance. Employer shall provide Employee with an automobile allowance in the amount of $850 per month. Notwithstanding the foregoing, Employer shallnot be obligated to make any down payments for the purchase of any automobile by or on behalf of Employee.”

All other terms and conditions of the Agreement remain unchanged, except as specifically amended by this Amendment, and shall continue in full force and effect, except as may be required to effect the forgoing Amendment.

EMPLOYER:	EMPLOYEE:

NutraCea, by _________________________	Kody Newland

Its _________________________________